Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE symbol: C)

September 29, 2008

CITI AND WACHOVIA REACH AGREEMENT-IN-PRINCIPLE

FOR CITI TO ACQUIRE WACHOVIA’S BANKING OPERATIONS

IN AN FDIC-ASSISTED TRANSACTION

Will create leading U.S. retail bank with 9.8% U.S. market deposit share, and total deposits globally of $1.3 trillion

FDIC provides loss protection to Citi in support of transaction

More than $3 billion of estimated annualized expense synergies expected by year three through consolidation of overlapping functions

Citi to raise $10 billion in common equity and reduce quarterly dividend to 16 cents per share to maintain strong capital position

New York – Citi (NYSE: C) today announced it has reached an agreement–in-principle to acquire all of the banking subsidiaries of Wachovia Corporation (NYSE: WB), creating the largest U.S. bank by total deposits.

Wachovia will remain a public company and retain its asset management, retail brokerage, and certain select parts of its wealth management businesses, including the Evergreen and Wachovia Securities franchises.  Going forward, Wachovia expects to have adequate capital to support its remaining businesses, an appropriate allocation of tangible equity, and certain tax assets that will be recognized immediately.

Under the terms of the agreement-in-principle, Citi will pay Wachovia approximately $2.16 billion in stock and assume Wachovia senior and subordinated debt, totaling approximately $53 billion.

Citi will acquire more than $700 billion of assets of Wachovia’s banking subsidiaries, and related liabilities.  The Federal Deposit Insurance Corporation (FDIC) has agreed to provide loss protection in connection with approximately $312 billion of mortgage-related and other Wachovia assets.  Citi is responsible for the first $30 billion of losses on this portfolio, and expects to record these expected losses under purchase accounting upon closing of the transaction.  Citi is also responsible for the next $12 billion in losses up to a maximum of $4 billion per year for the next three years.  Citi has also agreed to issue to the FDIC preferred stock and warrants with a combined value of approximately $12 billion.  The FDIC has agreed to be responsible for any further losses on this portfolio.

The transaction, which has been approved by the Boards of Directors of both companies, is subject to: approval by Wachovia’s shareholders; to the occurrence of the closing by December 31, 2008; definitive documentation; regulatory approvals; and other customary closing conditions.

The deal is expected to be accretive to Citi’s earnings from year one excluding a total of $3.7 billion in pre-tax restructuring charges for severance over the next four years, and expected to be fully accretive in 2010.

Citi expects to raise $10 billion in common equity in connection with this transaction and reduce its quarterly dividend to 16 cents per share, effective immediately, to maintain the company’s strong capital position.  On a pro forma basis for the second quarter ended June 30, 2008, Citi’s Tier 1 capital ratio is expected to be 8.8% assuming completion of the transaction.

“The transaction is extremely attractive from a strategic perspective.  It will deliver the combined capabilities of two powerful organizations to our customers and shareholders, providing meaningful EPS accretion and downside loss protection,” said Vikram Pandit, Chief Executive Officer, Citi.  “It will augment our access to stable funding and liquidity, and will accelerate our efforts to establish Citi as the world’s leading global financial institution.  Citi will have more than $600 billion in deposits in the U.S., giving us about a 9.8% market share.  Our total deposits will be $1.3 trillion globally, $350 billion more than our next largest U.S. competitor, making us one of the world’s largest core deposit-funded financial institutions.  Moreover, it is essential that Wachovia, a company we deeply respect, maintain a strong presence in Charlotte, N.C.”

“Our core businesses continue to perform well but amid uncertain markets and a fast-changing industry landscape, we found in Citi a strong partner to preserve the stability and quality of our banking franchise,” said Robert Steel, CEO, Wachovia.  “We are pleased to meet these key goals, as well as advance our legacy of innovative thinking, best-in-class customer service, and growth opportunities for our colleagues.”

Wachovia has a strong, attractive customer base, talented employees, and its retail bank footprint is highly complementary with that of Citi, with just 31% of Wachovia branches located in existing Citi markets.  The transaction propels Citi to a top three ranking in seven metropolitan statistical areas (MSAs): New York, Miami, Atlanta, Washington D.C., Las Vegas, Charlotte, and San Francisco.

At the completion of the transaction, Citi will have: about 4,300 branches in the U.S. and approximately another 3,300 throughout the world; and 28,000 fee-free

ATMs in the U.S.  As there is little overlap between the two footprints, Citi expects to close less than 5% of the combined branches. In addition, Citi will benefit from Wachovia’s leading technology platform, including the opportunity to expand its award-winning online banking platform, and proven integration capabilities.

The transaction also brings a strong, highly complementary U.S. cash management platform to Citi’s leading international Global Transaction Services business; a strong U.S. mid-market corporate banking franchise; and, a small, successful private banking business that Citi intends to integrate into its existing Global Wealth Management business.

In addition, Citi expects to realize more than $3 billion of annualized expense synergies through the consolidation of overlapping functions.  Following the closing of the transaction, Citi expects to complete the integration of the retail banking operations by year-end 2010.

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Citi

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management.  Citi’s major brand names include Citibank, CitiiFinancial, Primerica, Smith Barney, Banamex, and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.

Forward-Looking Statements

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citi’s filings with the Securities and Exchange Commission.

This press release does not constitute an offer of securities.  A registration statement relating to the securities has been filed with the Securities and Exchange Commission, and any offer of securities will be made pursuant to a prospectus filed with the Commission.

Media Contacts:

Christina Pretto	(212) 559-9560
Shannon Bell	(212) 793-6206
Michael Hanretta	(212) 559-9466

Investors:
Scott Freidenrich	(212) 559-2718

Fixed Income Investors:
Maurice Raichelson	(212) 559-5091

Wachovia Contacts

Media
Mary Eshet	(704) 383-7777

Investors
Alice Lehman	(704) 374-4139

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